CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-178833 on Form N-1A of our report dated August 31, 2020, relating to the financial statements and financial highlights of Swan Defined Risk Fund, Swan Defined Risk Emerging Markets Fund, Swan Defined Risk Growth Fund, and Swan Defined Risk U.S. Small Cap Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended June 30, 2020, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectuses, and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statements of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

October 23, 2020